Exhibit 10.1

1609 W VALLEY BLVD STE 338 ALHAMBRA CA 91803 USA TEL.1-888-988-1333 FAX.1-626-576-1582 WWW.AAGHUS.COM

Assets Acquisition Agreement

Party A：AMERICA GREAT HEALTH (CA)

Add：1609 W Valley Blvd. STE 338, Alhambra CA 91803

Chairman of the Board（President) : Mike Qingkun Wang

COO：David Liu

Contact：Queena Wang

EIN#：32-0522173

E-mail：mike@aaghus.com

Party B：WANG’S PROPERTY INVESTMENT & MANAGEMENT LLC

Add：527 5th Street, Peru IL 61354

President：Da Wang

EIN#：45-1988266

E-mail：dawang03@yahoo.com

Party A is a publicly listed company in the U.S. under the stock symbol AAGH. The Company has matured high-tech projects with good revenue prospects, such as quantum heart monitor, world's fourth generation electronic stethoscope, proton beam cancer treatment device, stem cell factor, skin stem cell, hair follicle stem cell, cardiac stem cell, biopharmaceutical, high efficiency and special dietary supplement products. Party A has established basic R&D, consulting, operation and management teams, and has an organizational structure that fully meets SEC requirements. Party A has entered into or plans to enter into acquisition and merger contracts with 6-8 companies in the U.S. and China. The benefits of the acquired and merged companies are very promising and can fully meet the performance requirements for listing on the NASDAQ Main Board. AAGH shares, which were expected to be listed on the Main Board in 3-5 years, are expected to be listed on the NASDAQ Main Board within 2 years.

International Institute of Great Health, a wholly owned subsidiary of AAGH, brings together a wide range of experts at the doctoral and professorial levels from different countries and regions around the world. Research areas include biomedicine, clinical medicine, health management, information technology, data analysis, software development, artificial intelligence, industry planning and financial

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1609 W VALLEY BLVD STE 338 ALHAMBRA CA 91803 USA TEL.1-888-988-1333 FAX.1-626-576-1582 WWW.AAGHUS.COM

investment. The Institute's experts are the elite in their respective fields of study. They have many years of practical experience, master a variety of core technologies, and hold several invention patents. They have developed many products with practical value. Based on their professional strengths, the experts cooperate and collaborate with each other. They are guided by the theoretical principles, research results and practical experience of integrative medicine, evidence-based medicine, and translational medicine. They combine scientific, professional, evidence-based, authoritative, advanced, and practical medicine, health technology, products, and the specific reality of individuals in the United States and other countries and regions of the world. The company researches and develops a series of safe, effective, accurate, reliable, and practical medicine, health-related equipment, technologies, and products as well as standardized, refined and personalized health service systems to provide continuous product and technical support for the comprehensive, long-term and sustainable development of AAGH.

Party B is Illinois Real Estate Management Services, Inc. of Chicago, Illinois, which manages 19 properties of 53 units. The total appraised value of the property is $7,626,286.37 as appraised by a third-party accounting firm. The main source of income is rental and management service fees.

Through friendly negotiations between the two parties, the following cooperation agreement has been reached in the spirit of mutual development and sincere cooperation, which is to be mutually observed by both parties and shall take effect immediately after signing. The specific contents are as follows:

I.    Acquisition of the subject property. After negotiation between Party A and Party B, Party A agrees to acquire 53 units of Party B's 19 properties located in Chicago, Illinois, U.S.A. for seven million U.S. dollars (US$7,000,000) in cash (please refer to Attachment 1 for details)

II.    Valuation of the Subject Property. The valuation of the Subject Property is based on a valid appraisal report issued by a qualified appraisal firm (please refer to Attachment 2 for details). The total value is obtained by adding the industry standard income and asset calculation method. The final agreed valuation was reached by mutual agreement,

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1609 W VALLEY BLVD STE 338 ALHAMBRA CA 91803 USA TEL.1-888-988-1333 FAX.1-626-576-1582 WWW.AAGHUS.COM

i.e. seven million US dollars (US$7,000,000). As a result of the agreement between A and B, the evaluation fee of the third accounting firm shall be borne by B.

III.    Consideration and payment terms. 1) The price for Party A's acquisition of Party B's property is US$7,000,000, all of which shall be paid in cash. Within 30 days after the signing of the contract, Party A shall pay US$1 million to Party B. Within the next 60 days, Party A shall pay Party B US$2,000,000. The total amount of $7,000,000 shall be paid in full by April 10, 2022. 2) If the full payment is not made due to Party A, the unpaid portion of the Premises shall be returned to Party B unconditionally. If Party A fails to make payment in accordance with the agreed time period, Party B shall be paid 0.01% per day as liquidated damages for the unpaid portion. 3) If Party A encounters any legal proceedings and operational risks that threaten the safety of Party B's property, Party A shall take the initiative to return the assets not paid to Party B. Party A shall bear the cost of handling the return of assets.

IV.   Conditions precedent to the effective date of the Acquisition

The board of directors of Party A and Party B shall approve the Acquisition and submit formal documents signed by the members of the board of directors of each party respectively for consent.

Party A has completed its due diligence on Party B and no major facts materially affecting the Transaction have been discovered.

V.   Due Diligence

1)    Within 5 working days after the signing of the contract, Party B shall complete the compilation of all debts, liabilities (including contingent or potential liabilities), external guarantees, operating statements, global patent certificates and their evaluation reports, organizational structure, controlling subsidiaries and investment details of the Company for Party A's examination.

2)    Party A shall arrange its staff or entrust a third party to conduct a comprehensive due diligence on Party B's assets, liabilities, contingent liabilities, material contracts, litigation and arbitration matters. Party B

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1609 W VALLEY BLVD STE 338 ALHAMBRA CA 91803 USA TEL.1-888-988-1333 FAX.1-626-576-1582 WWW.AAGHUS.COM

shall provide full cooperation and assistance in this regard.

3)    If, in the course of due diligence, Party A discovers any facts that have any material effect on the transactions under this Agreement (including but not limited to Party B's undisclosed external guarantees, litigation, misrepresented assets, material operational risks, etc.), Party A shall notify Party B in writing, setting out the specific matters and their nature, and the two parties shall negotiate with each other in good faith to resolve the matter. If Party B cannot provide a solution to Party A's satisfaction within 10 days from the date of Party A's written notice, Party A may give Party B written notice to terminate this Agreement.

4)    If Party B's liabilities or contingent liabilities are not discovered by due diligence, Party B's original shareholders shall bear the liabilities themselves and Party A shall not be responsible for the payment.

5)    Party B shall not bear any legal responsibility for Party A's liabilities or contingent liabilities, and shall not bear any legal responsibility for the commercial activities of Party A and Party A's branches and subsidiaries.

VI.    Assignment of debts. 1) Within 7 days after the signing of the contract between Party A and Party B, if Party A completes the due diligence investigation of Party B and no problems are found, Party A will pay Party B a down payment of US$1 million within 30 days. Party B agrees to transfer the 19 buildings and 53 units under the name of Wang’s Property & Management LLC to America Great Health CA within 5 working days after the signing of the contract. 2) Management of debts: After the completion of the transfer of debts, both parties shall sign a separate agreement on the management of the properties.

VII.    Distribution of the proceeds of the subject property. After the payment of US$7 million in cash by Party A, the rental income right shall belong to Party A. Party B shall have the right to the rental income until Party A has paid the full amount of the property.

VIII.    Confidentiality Clause

1)    Except as required by applicable laws, regulations, orders issued by governmental or statutory authorities, the listing rules of the stock

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1609 W VALLEY BLVD STE 338 ALHAMBRA CA 91803 USA TEL.1-888-988-1333 FAX.1-626-576-1582 WWW.AAGHUS.COM

exchange or the listing contract signed with the applicable stock exchange, neither party shall make any announcement, notice or disclosure regarding this Agreement (including all contents herein) and/or the existence or contents of this Equity Acquisition without the prior written permission of the other party.

2)    All documents, information, data, situation descriptions, etc. provided by each other for information exchange in the process of cooperation in the form of text, images, audio and video, CDs, etc., as well as the words and actions of both parties in the process of negotiation and cooperation, are within the scope of confidentiality (except as otherwise agreed by both parties).

3)    In case of violation of the confidentiality provisions of this contract, resulting in the disclosure of relevant information and loss of resources, the party responsible for the consequences shall be the party who leaked the confidentiality.

IX.   Information Exchange

1)    The important documents exchanged by both parties shall be written in English and Chinese, with English as the main content and Chinese as the supplement.

Both parties agree that English and Chinese are working languages.

2)    All notices, requests, business letters, data materials, etc. shall be issued to the other party in the form of official documents. Documents and information not confirmed by seal or signature, and opinions expressed verbally shall not be considered as official basis. Courier, fax, letter, etc. shall be deemed to have been delivered to the other party once they are sent. E-mails must be reconfirmed by telephone before they are considered to have reached the other party.

X.   Legal effect of the contract

Once this contract is signed, it shall have legal effect. A and B shall not unilaterally break the contract, shall not refuse to execute this contract for material misunderstanding, unfairness or similar reasons.

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XI.   Force Majeure

1)    Events or circumstances beyond the control of both parties shall be deemed force majeure, including but not limited to fire, wind, flood, earthquake, explosion, war, insurrection, riot, infectious disease and plague. If the party suffering from the force majeure event is unable to perform its obligations under the contract, the time for performance of the contract shall be extended for a period equal to the time delayed by the occurrence of the force majeure event.

2)    The party affected by the force majeure event shall immediately notify the other party of the occurrence of the force majeure event by email, together with relevant evidence. If the delay caused by force majeure exceeds 60 days, both parties shall resolve the performance of the contract through friendly negotiation.

XII.    In the event of unforeseen disputes between the parties in the course of cooperation, the parties shall negotiate and resolve them in accordance with the principle of "seeking common ground while reserving differences and holding consultations in good faith". If negotiation fails, either party may apply to the local Los Angeles courts for arbitration. The arbitration award shall be final and binding on both parties.

1)    The Parties may further negotiate and enter into a written supplemental contract for any matters not covered by this Agreement. Such supplemental contract shall form an integral part of this Agreement. Amendments to this Agreement shall be in writing only and shall be signed by or on behalf of each party to the Agreement in order to be effective. The term "amendment" includes any modification, supplement, deletion or alteration in any form.

2)    No party may assign all or any part of its rights or obligations under this Agreement without the written consent of the other party. The successors to the rights or obligations of the parties and the approved assignees shall be bound by this Agreement.

3)    If any provision of this Agreement is deemed invalid or unenforceable, the invalid or unenforceable portion of such provision shall be null and

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void and shall be deemed not to be contained herein, but the remaining provisions of this Agreement shall remain in effect. In such event, the parties shall use their reasonable efforts to replace the invalid or unenforceable provision with a valid and enforceable substitute provision. The effect of the substitute provision shall be as close as possible to the effect that the invalid or unenforceable provision would have had.

XIV. This Agreement shall be executed in duplicate with equal legal effect and shall become effective upon signature by both parties. This Agreement contains bilingual versions in English and Chinese. In case of discrepancies in the contents, the English version shall be deemed legally valid.

Attachment 1: <Overview of Party B's Acquired Subject Matter>
Attachment 2: <Third Party Evaluation Report>

[The following is the signature content]

Party A: America Great Health (CA)	Party B: Wang’s Property Investment & Management LLC
Signatory: Mike Q. Wang	Signatory: Da Wang

Date: 09-03-2021	Date: 09-03-2021

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